exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, relating to the consolidated financial statements of Lake Shore Bancorp, Inc. and Subsidiary as of and for the years ended December 31, 2023 and 2022.

/s/ Baker Tilly US, LLP

Pittsburgh, Pennsylvania

February 4, 2025